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                                                                   EXHIBIT 4.36

                                    AGREEMENT


                                     between


                         DURBAN ROODEPOORT DEEP, LIMITED


                                       and


                              RAND REFINERY LIMITED

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                                TABLE OF CONTENTS

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1.   INTERPRETATION.......................................................4
2.   INTRODUCTION.........................................................7
3.   APPOINTMENT..........................................................7
4.   FORWARD SALE CONTRACTS...............................................8
5.   DURATION OF AGREEMENT................................................9
6.   WARRANTIES...........................................................9
7.   DELIVERY OF PRODUCT.................................................10
8.   CONFIDENTIALITY.....................................................11
9.   INSURANCE AND RISK..................................................11
10.    WEIGHING, SAMPLING AND ASSAYING...................................12
  10.1    WEIGHT DETERMINATION...........................................12
  10.2    SAMPLING.......................................................13
  10.3    WEIGHT CORRECTION..............................................13
  10.4    WARRANTY.......................................................14
  10.5    ORIGIN DETERMINATION...........................................14
  10.6    SEPARATE ASSAY.................................................14
  10.7    ASSAY DETERMINATION............................................14
    10.7.1  INITIAL ASSAY................................................14
    10.7.2  OFFICIAL ASSAY...............................................15
    10.7.3  ASSAY AGREEMENT..............................................15
  10.8    SPECIAL TREATMENT..............................................17
  10.9    PRECIOUS METAL RECEIPT VOUCHER.................................17
11.    OTHER METALS......................................................17
12.    RIGHT OF REFUSAL..................................................18
13.    REFINING FEES.....................................................18
14.    SALE OF GOLD......................................................18
15.    GOLD MARKETING AND LOAN FEE.......................................19
16.    SALE OF SILVER....................................................20
17.    SILVER REALISATION FEE............................................21
18.    INCREASE IN FEES..................................................21
19.    FINANCE COSTS.....................................................22
20.    SET OFF AND VAT...................................................22
21.    FORCE MAJEURE.....................................................23
22.    ARBITRATION.......................................................24
23.    BREACH............................................................27

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
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24.    TERMINATION.......................................................27
25.    DOMICILIUM AND NOTICES............................................28
27.    FAIRNESS..........................................................29
28.    GENERAL...........................................................30

ANNEXURE A
ANNEXURE B
ANNEXURE C
ANNEXURE D

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AGREEMENT

between

DURBAN ROODEPOORT DEEP, LIMITED

and

RAND REFINERY LIMITED

1.   INTERPRETATION

     In this agreement and its annexures -

1.1       clause headings shall not be used in its interpretation;

1.2       unless the context clearly indicates a contrary intention -

1.2.1             an expression which denotes -

1.2.1.1                   any gender includes the other genders;

1.2.1.2 a natural person includes an artificial person and vice versa;

1.2.1.3                   the singular includes the plural and vice versa;

1.2.2 the following expressions shall bear the following meanings and related expressions bear corresponding meanings -

1.2.2.1   "business day"  any day on which RRL refines gold, which day is not -

1.2.2.1.1                 a Saturday, Sunday or public holiday; and/or

1.2.2.1.2 a day on which banks are closed for business in the RSA and/or the United Kingdom and/or the state of New York;

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1.2.2.2   "deposits"      the deposits into which the product is combined as
                          contemplated in clause 10.2;

1.2.2.3   "depositor"     Durban Roodepoort Deep, Limited who act as agent on
                          behalf of various mines as per Annexure D;

1.2.2.4   "designated     a bank account nominated by the depositor, in writing;
          account"

1.2.2.5   "dore"          dore bullion refined to an alloy containing at least
                          85% gold, approximately 10% silver and approximately
                          5% base metals;

1.2.2.6   "forward sale   any contract in terms of which the depositor has
          contract"       contractually committed itself, in respect of the
                          future delivery of refined gold, to a third party in terms of a formal agreement;

1.2.2.7   "gold"          any gold in any form whatever extracted from the
                          product by the refining process;

1.2.2.8   "gold price"    the price of gold quoted in United States Dollars per
                          troy ounce of gold;

1.2.2.9   "mine site"     the premises from which the product will be collected
                          by or despatched to RRL for all purposes in terms of this agreement;

1.2.2.10  "product"       dore cast in bar form weighing up to thirty one
                          kilograms per bar, which bars comply with the dimensions set out in Annexure B;

1.2.2.11  "refine"        the refining of the product by RRL into merchantable
                          units as set out in this agreement;

1.2.2.12  "refined gold"  the merchantable units of gold which RRL extracts from the product;

1.2.2.13  "refining       the process utilised by RRL to refine the product for
          process"        the purpose of extracting, inter alia, gold and silver
                          therefrom;

1.2.2.14  "RRL"           Rand Refinery Limited (registration number
                          1920/006598/06), duly

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                          incorporated in accordance with the laws of RSA;

1.2.2.15  "RSA"           the Republic of South Africa;

1.2.2.16  "signature      the date of signature of this agreement by the last
          date"           party signing;

1.2.2.17  "silver"        any silver in any form whatever extracted from the
                          product by the refining process;

1.2.2.18  "silver price"  the price of silver quoted in United States Dollars per troy ounce of silver;

1.2.2.19  "umpire"        the expert agreed upon by the parties to determine any
                          dispute relating to the assay of the gold and/or silver content of the product, and failing agreement being reached within three business days after either party requires such agreement to be reached, an independent laboratory or facility nominated by the depositor and failing such nomination within three business days after the expiry of the first mentioned three business day period, an independent laboratory or facility nominated by RRL;

1.2.3 any word or phrase defined in the body of this agreement as opposed to in clause 1.2.2 shall have the meaning assigned to it in such definition throughout this agreement;

1.3 if any provision in a definition is a substantive provision conferring any right or imposing any obligation on any party, then notwithstanding that it is only in the interpretation clause effect shall be given to it as if it were a substantive provision in this agreement;

1.4 when any number of days is prescribed such number shall exclude the first and include the last day unless the last day falls on a day which is not a business day in which case the last day shall be the next succeeding day which is a business day.

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2.   INTRODUCTION

2.1       It is recorded that the depositor -

2.1.1             requires RRL to refine the product;

2.1.2 requires all of the gold delivered pursuant to the refining process of the product, subject to clause 4, to be sold by RRL on the depositor's behalf;

2.1.3 requires part or all of the silver delivered pursuant to the refining process of the product to be -

2.1.3.1                   sold by RRL on the depositor's behalf; or

2.1.3.2                   delivered loco Germiston.

2.2 This agreement records the terms and conditions of the agreement concluded between the parties.

3.   APPOINTMENT

3.1 The depositor appoints RRL, which accepts such appointment, as agent and on its behalf to -

3.1.1             refine the product; and

3.1.2             subject to clause 4, sell the refined gold; and/or

3.1.3             either -

3.1.3.1                   sell the refined silver (or a portion thereof); and/or

3.1.3.2                   deliver the refined silver (or a portion thereof) loco
                          Germiston,

                  as required by the depositor.

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3.2       The depositor undertakes to forward to RRL certain gold produced by the depositor whether in dore form or in on-mine refined form, for processing in terms of this agreement.

4.   FORWARD SALE CONTRACTS

4.1 The depositor shall be entitled to enter into forward sale contracts in respect of the gold content of the dore which is to be refined by RRL, provided the depositor informs RRL, in writing, not less than five business days prior to the date (the maturity date) on which the depositor is obliged to deliver gold in terms of the forward sale contract, that the depositor has entered into a forward sale contract in respect of such product.

4.2       Should the depositor notify RRL as aforesaid, then -

4.2.1 RRL shall refine the product of the depositor in terms of this agreement and shall satisfy the delivery obligations of the depositor in respect of the gold derived from such product, in terms of such forward sale contract; and

4.2.2 the provisions of clause 14 shall not apply in respect of such gold, but the depositor agrees to pay RRL, within two days after release of such gold by RRL to the depositor or delivery thereof to a third party on behalf of the depositor, the administration fee set out in Annexure C per fine troy ounce of gold refined by RRL in terms of this agreement which is the subject matter of a forward sale contract.

          The depositor shall, in addition to the aforesaid administration fee, pay to RRL within two days after receipt of RRL's invoice, all costs associated with RRL meeting the aforesaid obligations in terms of any such forward sale contract.

4.3 Should the depositor fail to notify RRL of any such forward sale contract as aforesaid, RRL shall be entitled to sell the gold content of the product in terms of this agreement.

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5.   DURATION OF AGREEMENT

     This agreement shall commence on the signature date and shall, save as otherwise provided herein, continue for an indefinite period unless and until terminated by either party, on twelve months written notice to the other of them.

6.   WARRANTIES

6.1 Each of the depositor and RRL warrant to each of the other of them that -

6.1.1 it has full and complete power and authority to enter into and execute this agreement;

6.1.2 it has no knowledge of any reason which might result in it being unable to fulfil its obligations in terms of this agreement;

6.1.3 the conclusion of this agreement will not infringe or violate the laws to which it is subject.

6.2 This agreement is entered into by the parties relying on the warranties in clause 6.1 and otherwise given in terms of this agreement, each of which is deemed to be a material warranty inducing the parties to enter into this agreement.

6.3 The depositor indemnifies RRL against all loss, liability, damage and expense (including legal costs on the scale as between attorney and own client and disbursements) incurred by RRL as a result of any breach by the depositor of any of the warranties given by the depositor to RRL in terms of clauses 6.1 and 10.4 of this agreement.

6.4 RRL indemnifies the depositor against all loss, liability, damage and expense (including legal costs on the scale as between attorney and own client and disbursements) incurred by the depositor as a result of any breach by RRL of any of the warranties given by RRL to the depositor in terms of clauses 6.1 and 10.4 of this agreement.

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7.   DELIVERY OF PRODUCT

7.1 Before delivery of the product to or collection of the product by RRL, the depositor shall, at its expense, obtain from the relevant authorities such permits, licences and approvals as may be required in law to authorise the depositor to be in possession of, transport and deliver such product and shall, when requested to do so by RRL, provide RRL with copies thereof. RRL shall be entitled to refuse to collect, take delivery of and/or treat any product until all such permits, licenses and approvals have been delivered to it.

7.2 All documents, including waybills, delivered to RRL shall contain full details of the product including bar numbers, bar codes, gross bar and deposit masses, provisional assays and provisional fine contents.

7.3 Save as otherwise agreed by the parties, RRL shall collect the product from the mine site and arrange for transport and delivery thereof to RRL's premises at the cost of the depositor.

7.4 The depositor shall inform RRL, from time to time, when the product must be collected from the mine site, provided that it shall be obliged to give RRL reasonable notice thereof and all such collections shall be executed during normal business hours.

7.5 The depositor shall have no claim whatever against RRL for any delay in collection of the product from the mine site other than as a result of the negligence of RRL.

7.6 The mode of transportation shall be as specified by the depositor on reasonable notice prior to the collection from the mine site, but shall be one of the following -

7.6.1             road; or

7.6.2             helicopter; or

7.6.3             fixed wing aircraft.

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          Should the depositor not specify the mode of transportation on reasonable notice as aforesaid, RRL may elect, in consultation with the depositor, which method of collection will be used and the depositor shall remain liable for all costs incurred by RRL in respect of any collection of such product.

7.7 Should the product be delivered to RRL by the depositor, the depositor undertakes to ensure that the product is delivered at RRL's premises by not later than 11:00 on a business day.

7.8 The depositor shall pay the costs of collection of the product by RRL from the mine site against receipt of RRL's invoice therefor.

7.9 Notwithstanding anything to the contrary contained herein, should a helicopter or fixed wing aircraft be used to collect the product, the parties acknowledge and agree that RRL in chartering any such services shall, unless otherwise agreed in writing, act as the depositor's agent and shall not itself be the charterer of the helicopter or aircraft.

7.10 The depositor indemnifies RRL against all loss, liability, damage and expense (including legal costs on the scale as between attorney and own client and disbursements) of every nature whatever incurred by RRL as a result of and/or arising from the death of any person and/or any damage of any nature whatever caused by any helicopter or fixed wing aircraft, which is used to transport the product, to the person or property of any third party.

8.   CONFIDENTIALITY

     The provisions of and all information relating to this agreement shall be kept strictly confidential and shall not be divulged by either party to a third party without the prior written consent of the other party hereto, unless such disclosure is required in law or is necessary in order for either party to enforce its rights in terms of this agreement.

9.   INSURANCE AND RISK

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                                                                         Page 12

9.1 The depositor shall be liable for all loss of and/or damage to the product from any cause whatever and shall insure the product, at its cost -

9.1.1 until the arrival of the product at RRL's bullion reception area; and

9.1.2 after the collection of or despatch from RRL's premises of the product, in the event of any such product being returned to the depositor.

9.2 RRL shall be liable for all loss of and/or damage to the product, from any cause whatever, after the arrival of the product at RRL's bullion reception area.

9.3 Should any product, the gold and/or silver contents thereof be required to be returned to the depositor as contemplated in clauses 10.1.4.2, 12.1, 14.2, 16.2 or 25, the depositor shall bear the full cost of regaining possession thereof.

10.  WEIGHING, SAMPLING AND ASSAYING

10.1      WEIGHT DETERMINATION

10.1.1 On collection of the product by RRL from the mine site or delivery thereof to RRL by the depositor, as the case may be, the depositor shall inform RRL of the depositor's calculated weight of the product ("depositor's wet weight"). Each individual bar received shall not exceed the maximum weight and dimensions as specified in Annexure B.

10.1.2 As soon as practically possible after arrival of the product at RRL's premises in Germiston, the product shall be weighed individually by RRL ("RRL's wet weight"), dried to remove moisture and then reweighed after drying ("dry weight"). RRL shall advise the depositor of both weights.

10.1.3 The depositor and RRL shall, from time to time, agree and record in writing, the variance ("the tolerated variance") between RRL's wet weight and the depositor's wet weight which is to be allowed. Should the depositor and RRL fail to agree in writing on the tolerated variance, then the depositor shall be deemed to have agreed to accept RRL's wet weight as being correct and RRL's wet weight shall be final and binding on the depositor.

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10.1.4            Should the depositor and RRL have agreed, in writing, on the tolerated variance and should the difference between RRL's wet weight and the depositor's wet weight -

10.1.4.1 fall within the tolerated variance then RRL's wet weight shall be deemed to be correct and final and binding on the depositor; or

10.1.4.2 exceed the tolerated variance, the product will be held up from further processing and the depositor shall be notified thereof in writing, after which the depositor shall have seventy two hours to cancel the order in respect of the product forming the subject matter of such variance, in which event the product will be returned to the depositor at the depositor's cost. Should the depositor not cancel the order or fail to respond to RRL in writing within the aforementioned seventy two hour period, the depositor shall be deemed to have accepted RRL's wet weight, which shall be final and binding on the depositor.

10.2      SAMPLING

          Subject to clause 10.6, the product shall be combined into deposits suitable for available furnace capacity. Every such deposit shall be melted separately and samples taken from the melt, for subsequent assay determination in terms of clause 10.7.

10.3      WEIGHT CORRECTION

          To compensate for the refining effect which occurs during melting and sampling, due to the elimination of base metals, a correction factor as indicated in Annexure A ("the correction factor") shall be applied to the dry weight referred to in clause 10.1.2 and hence to the fine gold content of each deposit. The dry weight after adjusting same with the aforesaid correction factor is hereinafter referred to as "the final dry weight". The base metal results derived from the application of the XRF technique referred to in clause 10.7.1 in respect of each deposit shall be applied in the correction formula as indicated in Annexure A.

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10.4      WARRANTY

          The depositor warrants that all product delivered and/or collected for refining shall be free from deleterious elements and/or compounds.

10.5      ORIGIN DETERMINATION

          RRL reserves the right to subject the depositor's product to such tests as RRL may from time to time determine to be appropriate in order to determine the origin and/or source of the gold content thereof. The cost of such tests shall be borne by RRL.

10.6      SEPARATE ASSAY

10.6.1 Each portion of product comprising a delivery for which a separate assay is required by the depositor shall be deemed by RRL to be a separate deposit.

10.6.2 Should the depositor wish any portion of product delivered to RRL to receive a separate assay it shall be obliged to -

10.6.2.1 inform RRL thereof, in writing, at least twenty four hours prior to collection by and/or delivery of the product to RRL, as the case may be; and

10.6.2.2                  reflect such requirement on the consignment waybill/s,

                  failing which RRL shall not be obliged to perform such separate assays.

10.6.3 All additional costs incurred in connection with any such separate assay shall be paid by the depositor against receipt of RRL's invoice in respect thereof.

10.7      ASSAY DETERMINATION

10.7.1            INITIAL ASSAY

                  The initial assay ("the initial assay") conducted by RRL on the date of receipt of the product by RRL shall be conducted by RRL using the X-ray

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                  fluorescence technique ("the XRF technique"), prior to the refining of the product.

10.7.2            OFFICIAL ASSAY

                   The samples from each deposit shall be submitted to the Assay
                  Department of RRL, for determination of the official assay ("RRL's official assay") which assay shall be determined using the fire assay technique, after the melting of the product. The official assay shall determine the fine gold and silver content, expressed in troy ounces, of the product.

10.7.3            ASSAY AGREEMENT

10.7.3.1 The depositor may advise RRL, in writing, of its expected official assay, and may set limits within which RRL's official assay must fall in order to constitute assay agreement between the parties.

10.7.3.2 Notwithstanding anything to the contrary contained herein, should -

10.7.3.2.1 the depositor fail to provide the limits referred to in clause 10.7.3.1 in writing to RRL by not later than the time of delivery to or collection of the product by RRL; or

10.7.3.2.2 RRL's official assay fall within the limits set by the depositor,

                      RRL's official assay shall be final and binding on the parties and constitute the official assay for all purposes in terms of this agreement.

10.7.3.3 Subject to clause 10.7.3.2, should any discrepancy arise between the depositor's expected official assay and RRL's official assay, which is outside the limits set by the depositor referred to in clause 10.7.3.1 -

10.7.3.3.1 RRL shall notify the depositor thereof in writing, after which the depositor shall have seventy two ours within which to

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                              require RRL to refer the matter to the umpire as
                              contemplated in clause 1.2.2.19 to determine the official assay of the product; and

10.7.3.3.2                    should the depositor -

10.7.3.3.2.1 not require the matter to be referred to the umpire or should the depositor fail to respond within the aforementioned seventy two hour period, the depositor will be deemed to have accepted RRL's official assay and the deposit shall immediately be released for refining and the official assay determined by RRL referred to in clause 10.7.2 shall be final and binding upon the depositor and constitute the official assay for all purposes in terms of this agreement;

10.7.3.3.2.2 require the matter to be referred to the umpire, the provisions of clause 10.7.4 shall apply to the determination of the dispute.

10.7.4 Should any dispute be referred to the umpire for determination in terms of this agreement the umpire shall resolve such dispute acting as an expert and not as an arbitrator and the umpire's decision shall, save for any manifest error in calculation, be final and binding on the parties. The assay as determined by the umpire shall in such case constitute the official assay for all purposes in terms of this agreement. The costs of such umpire shall be borne by the party whose assay has the greater variance to that of the umpire, but should the variance between the umpire's assay and that of each of the other parties be equal, the costs shall be borne by each of the parties in equal shares.

10.7.5 Notwithstanding any dispute referred to in clause 10.7.4, RRL shall be entitled to sell the gold and/or silver which shall immediately be released at any time prior to the umpire's determination of the official assay. RRL shall apply RRL's official assay to any such sale, whereafter RRL shall be obliged, subject to clause 14.4, to compensate the depositor (at the price determined, mutatis mutandis in accordance with the provisions of clause 14.3) in respect

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                  of the differential between RRL's official assay and the
                  official assay of the umpire, should the umpire's official assay exceed RRL's official assay.

10.8      SPECIAL TREATMENT

10.8.1 Where deemed necessary by RRL after consultation with the depositor after assay determination by the XRF technique, deposits may be subjected to special treatment prior to further sampling or rejected in terms of clause 12. Product containing deleterious elements and/or compounds in excess of the amounts specified in this clause 10.8.1 will require resmelting and resampling for which additional charges, as set out in Annexure C, will be levied. The aforegoing will be necessary if the product contains more than 2% iron and/or more than 10% copper and/or more than 0,01 % platinum group metals (being platinum, palladium, osmium and/or iridium). Product containing more than 0,2% mercury and/or antimony will not be accepted for refining.

10.8.2 Where any metal is deposited in a form other than that referred to in clause 1.2.2.10 prior arrangements need to be made with RRL as these deposits may attract additional charges.

10.9      PRECIOUS METAL RECEIPT VOUCHER

          As soon as possible after the official assay is completed and known, RRL shall furnish the depositor with a Precious Metal Receipt voucher reflecting the final dry weight, the refined gold and silver content of each deposit and the amount by which the dry weight has been adjusted as contemplated in clause 10.3 to arrive at the final dry weight.

11.  OTHER METALS

     RRL shall not pay the depositor in respect of the sale of metals other than gold and silver found in the product refined in terms of this agreement. Save for gold and silver all other metals and substances extracted from the product, as well as all residues remaining after treatment, shall become the property of RRL.

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12.  RIGHT OF REFUSAL

12.1 Notwithstanding anything to the contrary contained herein, the terms of this agreement shall not bind RRL to accept for treatment any product submitted to it and/or collected by it, on the basis that RRL reserves the right to refuse to accept product if in the reasonable opinion of RRL -

12.1.1 such product contains deleterious elements and/or compounds in excess of the amounts specified in clause 10.8.1; and/or

12.1.2 acceptance of such product could be prejudicial to the interest of RRL.

          Should RRL not accept any material collected by it, RRL shall be obliged to notify the depositor thereof and to return such product to the depositor at the depositor's sole cost and expense.

12.2 Should RRL exercise its rights in terms of clause 12.1 in respect of any product, the provisions of clause 3.2 shall cease to apply thereto.

13.  REFINING FEES

13.1 In consideration for the services to be rendered by RRL in terms of this agreement, the depositor agrees to pay RRL the rate per kilogram set out in Annexure C, of the final dry weight determined in terms of clause 10.1, of all product refined by RRL.

13.2      The depositor shall pay RRL the refining fees referred to in clause
          13.1 within two days after receipt by RRL of the product for refining.

14.  SALE OF GOLD

14.1 RRL shall, subject to clause 4, use its best endeavors to sell the gold content of the product on the day the product arrives at RRL's premises, provided that the product arrives at RRL's premises prior to 11h00 on a business day. Should the provisions of clause 10.1.4.2 apply and the depositor does not cancel the order as contemplated in 10.1.4.2, then RRL shall endeavor to sell the gold content of such

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          product on the business day succeeding the expiration of the seventy two hour period referred to in clause 10.1.4.2.

14.2 Notwithstanding anything to the contrary contained in this agreement should RRL fail to sell the gold on behalf of the depositor within thirty days of the completion of the total refining process, RRL shall return the gold content of the product to the depositor.

14.3 The price payable in respect of all gold sold in terms hereof shall be the gold price based on the London afternoon fix on the day the gold is sold by RRL on behalf of the depositor (and failing any such fix, the next available London fix).

14.4 All payments will be made in United States Dollars or South African Rands (as nominated by the depositor in writing from time to time, failing which RRL shall settle such amount in South African Rands) to the designated account, on the date of receipt by RRL of payment in respect of the gold sold by it. Should, however, the determination of the official assay fall to be determined by the umpire, payment of any differential referred to in clause 10.7.5 shall only be made on the later of the date on which the umpire determines the official assay and the date of receipt of payment in respect of the gold by RRL.

14.5 It is expressly understood that payment is based on the adjusted fine gold content of the product determined as provided for in clause 10.3 and in accordance with the provisions of clause 3 of Annexure C, it being understood by the depositor that the depositor shall be paid for the percentages of the gold content of the product as set out in clause 3 of Annexure C.

15.  GOLD MARKETING AND LOAN FEE

15.1 It is recorded that RRL will sell the gold produced in terms of this agreement on an international market and as such will incur the cost of marketing and selling such gold in such territory.

15.2 In order for RRL to sell the gold as per 14.1 it will have to incur a cost relating to a gold loan facility and in order to compensate RRL for the aforementioned costs and the costs referred to in 15.1, the depositor shall pay RRL a gold marketing and loan fee as set out in Annexure C per fine troy ounce of all gold refined, which fee shall be based on the official assay of the product.

15.3 The gold marketing and loan fee referred to in clause 15.2 payable in respect of any product shall be paid by the depositor within two days after the determination of the official assay of such product.

16.  SALE OF SILVER

16.1 Should the depositor require RRL to sell any of the silver content of the product after the completion of the refining process RRL shall use all reasonable endeavours to do so and the provisions of this clause 16 shall apply.

16.2 Notwithstanding anything to the contrary contained in this agreement should RRL fail to sell the silver content of the product within thirty days of the completion of the total refining process in respect of such product, RRL shall return such silver to the depositor.

16.3 RRL shall pay the depositor the silver price of any silver sold by it which price shall be based on the London Silver Market price on the date on which such silver is sold by RRL (and failing any such price, the next available London Silver Market price).

16.4 RRL will procure payment on the date of receipt of payment from the third party purchaser for the silver sold, provided that if the determination of the official assay is to be determined by the umpire, the payment of any differential referred to in clause 10.7.5 shall only be made on the later of the date on which the umpire determines the official assay and the fourteenth business day after receipt of payment as aforesaid.

16.5 All payments will be made in United States Dollars or South African Rands (as nominated by the depositor, in writing from time to time, failing which RRL shall settle such amount in South African Rands) to the designated account.

16.6 It is expressly understood that payment is based on the adjusted fine silver content of the product determined as provided for in clause
          10.3 and in accordance with the provisions of clause 3 of Annexure C, it being understood by the depositor that the depositor shall be paid for the percentages of the silver content of the product as set out in clause 3 of Annexure C.

17.  SILVER REALISATION FEE

17.1 The depositor shall pay RRL a realisation fee as set out in Annexure C per fine troy ounce of all silver refined, which fee shall be based on the official assay of the product.

17.2 The silver realisation fee referred to in clause 17.1 payable in respect of any product shall be paid by the depositor within two days after the determination of the official assay of such product.

18.  INCREASE IN FEES

18.1 The depositor acknowledges that it may be necessary for RRL to increase its fees and charges levied from time to time for services rendered in terms of this agreement.

18.2      The depositor agrees that RRL shall be entitled from time to time, to
          -

          - increase the administration fee payable to it referred to in clause 4.2.2; and/or

          - increase the refining fee payable to it referred to in clause 13.1; and/or

          - increase the gold marketing and loan fee referred to in clause 15; and/or

          -       increase the silver realisation fee referred to in clause 17;
                  and/or

          - change the credit to depositors percentages reflected in clause 3 of Annexure C, on three months written notice to the depositor,

18.2.1            by not more than 10% in any twelve month period; and

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                                                                         Page 22

18.2.2 by more than 10% in any twelve month period, provided RRL's board of directors so resolve.

19.  FINANCE COSTS

19.1 It is recorded that where a dispute arises between the depositor and RRL which is to be determined in accordance with the provisions of clause 10.7.4, then having regard to the fact that RRL has agreed, as contemplated in clause 14.1, to sell gold on behalf of the depositor prior to the settlement of any such dispute, RRL will be obliged to use its gold loan facilities to satisfy the delivery obligations in terms of such contracts of sale which will result in RRL incurring additional finance costs. The aforesaid finance costs shall comprise the weighted average cost to RRL of the gold lease rates associated with RRL's gold loan facilities which RRL will avail itself of, during the period from the date of payment by RRL to the depositor of the price for the gold sold until the date of determination by the umpire of the relevant dispute referred to in clause 10.7.4, as certified by the auditors of RRL, whose certificate shall be final and binding on the parties.

19.2 The depositor agrees that where it is obliged to pay all or half of the costs of the umpire as contemplated in clause 10.7.4, then it shall be obliged to reimburse RRL with all or half, as the case may be, of the finance costs referred to in clause 19.1 against receipt of a statement from RRL in respect thereof.

20.  SET OFF AND VAT

     Notwithstanding anything to the contrary contained herein -

20.1 either party shall at any time be entitled to set off any amount due by such party to the other party in terms of this agreement against any amount due by the other party to the first mentioned party in terms of this agreement;

20.2 RRL shall not be obliged to pay the depositor any amount in respect of the sale of gold or silver in terms of this agreement until RRL has received the price therefor from the purchaser thereof, on the basis that RRL does not guarantee the payment of the sale price thereof by any third party purchaser where such third party has been approved of by the board of directors of RRL as an accredited purchaser of gold and/or silver, as the case may be;

20.3 all amounts expressed to be payable in terms hereof are exclusive of Value Added Tax ("VAT") as levied in terms of the Value Added Tax Act, as amended, from time to time, and as such should any amount payable in terms of this agreement attract VAT, then the party paying such amount shall be liable for the payment of VAT thereon at the then current rate of VAT.

21.  FORCE MAJEURE

21.1 No party shall be liable to the other for failure to perform any obligation under this agreement in the event and to the extent that such failure is caused by an event of force majeure.

21.2 An event of force majeure shall mean any circumstances beyond the reasonable control of the party giving notice of force majeure and, without prejudice to the generality of the aforegoing, shall include war (whether declared or not), revolution, invasion, insurrection, riot, civil commotion, mob violence, sabotage, blockage, boycott, military or usurped power, governmental embargo, storm, flood, fire, adverse weather conditions, strike, accidents or labour difficulties.

21.3 The party affected by an event of force majeure shall give notice to the other party immediately on the occurrence of such event if it causes or is likely to cause any failure to perform any obligation hereunder. If the event of force majeure is of such a nature that it will not result in impossibility of performance of the obligation in question but merely delay the performance thereof then, subject to clause 21.4 the party giving notice of such event of force majeure shall be entitled to such extension of time in which to perform such obligation as may be reasonable in the circumstances taking into account the interests of all the parties.

21.4 If the performance of any obligation of any party in terms of this agreement is substantially prevented for a continuous period of two months by an event of force majeure then either the depositor and/or RRL may by written notice to the other terminate this agreement forthwith or from a date stipulated in such notice, in which event no party shall have any claim against any other as a result thereof.

22.  ARBITRATION

22.1 Subject to the other provisions of this agreement specifically providing for the resolution of any dispute, should any dispute of any nature whatever arise out of or in connection with this agreement, including without limiting the generality of the aforegoing -

22.1.1            the validity, existence and/or implementation;

22.1.2            the interpretation and/or application of the provisions;

22.1.3 the respective rights and/or obligations of the parties in terms of or arising out of the conclusion, breach and/or termination, whether in whole or in part;

22.1.4 any documents furnished by the parties pursuant to the provisions of this agreement,

          then either party shall be entitled to require, by written notice to the other, that the dispute be submitted to arbitration in terms of this clause 22.

22.2 This clause 22 shall not preclude any party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending the decision of the arbitrator.

22.3 Subject to the provisions of this clause 22, an arbitration shall be held under the provisions of the arbitration laws for the time being in force in the RSA -

22.3.1            the arbitrator shall be, if the question in issue is -

22.3.1.1 primarily an accounting matter, an independent practising chartered accountant of not less than ten years standing;

22.3.1.2 primarily a legal matter, a practising senior counsel or attorney of not less than ten years standing;

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                                                                         Page 25

22.3.1.3 any other matter, a suitably qualified independent person,

          agreed upon by the parties or, failing such agreement within three days after the date on which the arbitration is demanded, as to -

                  whether the dispute is of primarily a legal, accounting or other nature, the dispute shall be deemed to be of a legal nature; or

                  the identity of the arbitrator, the arbitrator shall be appointed by the director of the Transvaal (or its successor) who may be instructed by any party to make the nomination at any time after the expiry of the aforesaid three day period;

22.3.2 the arbitration shall be held in Johannesburg at a venue and in accordance with formalities and/or procedures determined by the arbitrator, and may be held in an informal and summary manner, on the basis that it shall not be necessary to observe or carry out the usual formalities or procedures, pleadings and/or discovery, or the strict rules of evidence;

22.3.3 the arbitration shall, save as is specifically otherwise provided in this clause 22, be held in accordance with the provisions of the Arbitration Act No. 42 of 1965, as amended;

22.3.4            the arbitrator shall be entitled to -

22.3.4.1.1 investigate or cause to be investigated any matter, fact or thing which he considers necessary or desirable in connection with the dispute and for that purpose shall have the widest powers of investigating all the books and records of any party to the dispute, and the right to take copies or make extracts there from and the right to have them produced and/or delivered at any reasonable place required by him for the aforesaid purpose;

22.3.4.2 interview and question under oath representatives of any of the parties;

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                                                                         Page 26

22.3.4.3 decide the dispute according to what he considers just and equitable in the circumstances;

22.3.4.4 make such award, including an award for specific performance, an interdict, damages, a penalty or otherwise as he in his discretion may deem fit and appropriate;

22.3.5 the arbitration shall be held as quickly as possible after it is demanded with a view to its being completed within thirty days after it has been so demanded;

22.3.6 immediately after the arbitrator has been agreed upon or nominated in terms of clause 22.3.1 any party shall be entitled to call upon the arbitrator to fix a date and place when and where the arbitration proceedings shall be held and to settle the procedure and manner in which the arbitration proceedings will be held.

22.4      Any award that may be made by the arbitrator -

22.4.1            shall be final and binding;

22.4.2            will be carried into effect; and

22.4.3 may be made an order of any court to whose jurisdiction the parties to the dispute are subject.

22.5 The parties agree to keep the arbitration, the subject matter thereof and the evidence led thereat confidential and not to disclose any of the aforegoing to any one except for the purposes of an order to be made in terms of clause 22.2 or as may otherwise be required in law.

22.6      The provisions of this clause 22 -

22.6.1 constitute an irrevocable consent by the parties to any proceedings in terms hereof and no party shall be entitled to withdraw therefrom or to claim at any such proceedings that it is not bound by such provisions; and

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                                                                         Page 27

22.6.2 are severable from the other provisions of this agreement and shall remain in effect notwithstanding the termination of or invalidity for any reason of this agreement.

22.7 This agreement shall be construed in accordance with the laws of the RSA.

22.8 The parties agree and consent that any proceedings which may arise out of or in connection with this agreement shall be determined in accordance with the provisions of this clause 22 and the parties consent to the institution of all proceedings in accordance with the provisions of clause 22.

23.  BREACH

     Save as otherwise provided in this agreement should any party -

23.1 commit a breach of any provision of this agreement and fail to remedy such breach within fourteen days after receiving written notice from the other party requiring the defaulting party to remedy such breach; or

23.2 which is a corporate entity, be wound-up, liquidated or placed in judicial management, whether provisionally or finally and whether voluntarily or compulsorily; or

23.3      commit any act of insolvency,

     then and in any such event the other party ("the aggrieved party") shall be entitled, without prejudice to the aggrieved party's other rights in law, to cancel this agreement or to claim immediate specific performance of all of the first mentioned party's obligations whether or not due for performance, in either event without prejudice to the aggrieved party's right to claim damages.

24.  TERMINATION

     Should this agreement terminate for any reason whatever, RRL shall be entitled, for a period of thirty days calculated from the termination of this agreement, to sell any gold and silver derived from refining the product in terms of this agreement, and to account to the depositor therefor on the basis set out herein. RRL shall be obliged to return to the depositor, all gold and silver belonging to the depositor which remains unsold after the expiry of the aforesaid thirty day period.

25.  DOMICILIUM AND NOTICES

25.1 The parties choose domicilium citandi et executandi for all purposes of the giving of any notice, the payment of any sum, the serving of any process and for any other purpose arising from this agreement, as follows -

25.1.1         the depositor -     DURBAN ROODEPOORT DEEP LIMITED
                                   45 Empire Road
                                   Parktown
                                   JOHANNESBURG

               facsimile     -     (011) 482-1022

25.1.2        RRL  -               Refinery Road
                                   Industries West
                                   Germiston, 1401

               facsimile -         873 4940

25.2 Each of the parties shall be entitled from time to time, by written notice to other, to vary its domicilium to any other physical address.

25.3 Any notice given and any payment made by any party to the other which is delivered by hand during the normal business hours of the addressee at the addressee's domicilium for the time being shall be presumed to have been received by the addressee at the time of delivery.

25.4 Any notice given by any party to the other which is transmitted by facsimile copy to the addressee at the addressee's facsimile address for the time shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee on the date of successful transmission thereof.

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                                                                         Page 29

26.  OVERDUE INTEREST

26.1 Any amount falling due for payment by either party to the other in terms of or pursuant to this agreement -

26.1.1            which is payable in -

26.1.1.1 South African Rands, shall bear interest at the prime bank overdraft rate ("the prime rate") as charged, calculated and compounded by The Standard Bank of South Africa Limited to its corporate customers in respect of unsecured overdraft facilities, from time to time, as certified by any manager of any branch of such bank, whose authority and appointment it shall not be necessary to prove, calculated from the payment date until the date such amount is paid in full; and

26.1.1.2 United Stated Dollars, shall bear interest at the US Bank prime overdraft rate as quoted on Reuters "US prime equal" page from time to time, as certified by RRL's auditors, calculated from the payment date until the date such amount is paid in full;

26.1.2 by way of damages, shall bear interest at the relevant rate referred to in clause 26.1.1 calculated from the date upon which those damages are sustained.

26.2 The interest referred to in clause 26.1 shall be compounded monthly in arrear from the end of the month during which such interest is first calculated.

27.  FAIRNESS

     The parties recognize that it is impractical to make provision for every contingency which may arise during the term of this agreement. The parties accordingly declare that it is their intention that this agreement should operate between them with fairness and without undue hardship to either party. Should any party advise the other of a perceived unfairness, the parties shall meet and use all reasonable efforts in the circumstances to agree upon a suitable action to remove such cause of unfairness. Should the parties be unable to reach agreement in relation thereto within ninety days after either party has requested that such agreement be reached, either party shall be entitled to declare a dispute which shall be resolved on, mutatis mutandis, the basis set out in clause 22.

28.  GENERAL

28.1 This document and its annexures constitutes the sole record of the agreement between the parties in relation to the subject matter hereof.

28.2 No party shall be bound by any representation, warranty, promise or the like not recorded herein.

28.3 No addition to, variation, or agreed cancellation of this agreement shall be of any force or effect unless in writing and signed by or on behalf of the parties.

28.4 No indulgence which any party may grant to the other shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantee which may have arisen in the past or which might arise in the future.

28.5 Each provision in this agreement is severable the one from the other and if any provision is found by any competent court to be defective or unenforceable for any reason whatever, the remaining provisions shall be of full force and effect and continue to be of full force and effect.

28.6 Where in this agreement any party is required to give any notice in writing such notice may be given via telefacsimile provided the giver of such notice confirms telephonically on the same day that the other party has received such notice.

28.7 Neither party shall, save as otherwise provided herein, be entitled to assign any of its rights and obligations in terms of this agreement without the prior written consent of the other party.

SIGNED at Johannesburg on 12 October 2001


                              For:     DURBAN ROODEPOORT DEEP,
                                       LIMITED

                                       /s/ V. Hoops
                                       who warrants that he is duly
                                       authorised thereto


SIGNED at Germiston on 9 October 2001


                              For:     RAND REFINERY LIMITED

                                       /s/ Paul Streng
                                       who warrants that he is duly
                                       authorised thereto


[LAST SIGNED ON 12 OCTOBER 2001]

                                                                      ANNEXURE A

CORRECTION FORMULA
(Refer to paragraph 9.3)

The mass correction factor shall be calculated in the following manner, where

ma=       calculated mass correction
mb=       dry mass of the deposit
Au%=      gold analysis of the deposit as assessed by XRF method
Cu%=      copper analysis of the deposit as assessed by XRF method
Pb%=      lead analysis of the deposit as assessed by XRF method
Fe%=      iron analysis of the deposit as assessed by XRF method
Ni%=      nickel analysis of the deposit as assessed by XRF method
Zn%=      zinc analysis of the deposit as assessed by XRF method
Ag%=      silver analysis of the deposit as assessed by XRF method

Hence assay enhancement
= c = (0.007 X Cu%) + (0.090 X Pb%) + (0.050 X Fe%) + (0.050 X Ni%) + (0.040 X
Zn%) + (0.0015 X Ag%)
Subject to the maxima     Cu%        =     20.0
                          Pb DEG./a  =      4.0
                          Fe%        =      5.0
                          Ni%        =      5.0
                          Zn%        =      5.0
                          Ag DEG./a  =     20.0

Hence assay correction     =         a     =    Au%-c
Hence mass correction      =         ma    =    mb-  (a X mb)
                                                   -----------
                                                       Au%

The official receipt mass then becomes                 mb-ma

Note:- The factors and maxima utilised in the determination of the assay enhancement, c, are determined through statistical analysis and RRL reserves the right to restate them should this be warranted.

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                                                                         Page 33

                                                                      ANNEXURE B

PRODUCT DIMENSIONS

(DIAGRAM)

                                                                      ANNEXURE C

CHARGES AND FEES

     REFINING CHARGES

     CLASS 1      :       For product containing more than 50% gold:

                          R57 per kilogram (final dry weight) and minimum charge of R500 per deposit.

     CLASS 2      :       For product containing more than 96% silver:

                          R16 per kilogram (final dry weight) with a minimum charge of R500 per deposit.

     CLASS 3      :       For product containing less than 50% gold:

                          Subject to quotation.

2    ADDITIONAL TREATMENT CHARGE

     The additional treatment charge relating to the remelting and resampling of product referred to in clause 10.8 of the agreement to which this is annexure C shall be an amount equal to one third of the refining charges payable in respect of such product referred to in clause 1.

3    CREDIT TO DEPOSITORS

     CLASS 1      :       For product containing more than 50% gold:

                          A minimum of 99,9% (ninety nine comma nine per cent) of the gold content, as per the official assay, shall be credited to the depositor.

                          95% (ninety five per cent) of the silver content, as per the official assay shall be credited to the depositor.

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                                                                         Page 35

     CLASS 2      :       For product containing more than 96% silver:

                          98,5% of the gold content, as per the official assay, shall be credited to the depositor.

                          99,0% of the silver content, as per the official assay, shall be credited to the depositor.

     CLASS 3      :       For product containing less than 50% gold:

                          The gold and silver credits are subject to agreement between RRL and the depositor, and failing such agreement the product shall be returned to the depositor at the depositor's cost.

4    GOLD MARKETING AND LOAN FEE

     23 US cents per fine troy ounce of gold.

5    SILVER REALISATION FEE

     15 US cents per fine troy ounce of silver.

6    ADMINISTRATION FEE

     5 US cents per fine troy ounce of gold.

DRAFT
ANNEXURE D

YOUR REF:    BEM/Ibn/DRD7(1)

20 July 2001

DRD, Ltd
45 Empire Road

                                    PARKTOWN

Dear Sir

               REFINING, PRODUCTION AND MARKETING OF GOLD PRODUCED

We confirm that Durban Roodepoort Deep, Limited is appointed as the agent of the company to sell gold on its behalf.

We hereby indemnify Rand Refinery Limited against any claims for loss or damages which may be instituted by Witwatersrand Refinery (Pty) Ltd by virtue of the terms and conditions of the refining agreement entered into between the aforesaid parties on 20 November 2000.

Yours faithfully


DIRECTOR

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                                                                         Page 37

                         DURBAN ROODEPOORT DEEP, LIMITED

                                 ("the Company")

EXTRACT FROM A RESOLUTION OF THE DIRECTORS OF DURBAN ROODEPOORT DEEP, LIMITED PASSED ON 8 OCTOBER 2001

RESOLVED:

1. THAT the Company enter into a Refining and Marketing Agreement with Rand Refinery Limited for an indefinite period with twelve months written notice of termination; and

2. THAT any director of the Company, be and he is hereby authorised and empowered to sign the Refining and Marketing Agreement on behalf of the Company.

CERTIFIED A TRUE COPY


----------------------------------             ---------------------------------
SECRETARY                                 DATE

                                                                      ANNEXURE D

Your Ref: BEM/Ibn/DRD7(1)

11 October 2001

DRD, Ltd
45 Empire Road
PARKTOWN

Dear Sir

REFINING, PRODUCTION AND MARKETING OF GOLD PRODUCED

We confirm that Durban Roodepoort Deep, Limited is appointed as the agent of the company to sell gold on its behalf.

We hereby indemnify Rand Refinery Limited against any claims for loss or damages which may be instituted by Witwatersrand Refinery (Pty) Ltd by virtue of the terms and conditions of the refining agreement entered into between the aforesaid parties on 20 November 2000.

Yours faithfully


DIRECTOR


CROWN CONSOLIDATED GOLD RECOVERIES LIMITED

                                                                      ANNEXURE D

Your Ref: BEM/Ibn/DRD7(1)

11 October 2001

DRD, Ltd
45 Empire Road
PARKTOWN

Dear Sir

REFINING, PRODUCTION AND MARKETING OF GOLD PRODUCED

We confirm that Durban Roodepoort Deep, Limited is appointed as the agent of the company to sell gold on its behalf.

We hereby indemnify Rand Refinery Limited against any claims for loss or damages which may be instituted by Witwatersrand Refinery (Pty) Ltd by virtue of the terms and conditions of the refining agreement entered into between the aforesaid parties on 20 November 2000.

Yours faithfully


DIRECTOR


BUFFELSFONTEIN GOLD MINES LIMITED

                                                                      ANNEXURE D

Your Ref: BEM/Ibn/DRD7(1)

11 October 2001

DRD, Ltd
45 Empire Road
PARKTOWN

Dear Sir

REFINING, PRODUCTION AND MARKETING OF GOLD PRODUCED

We confirm that Durban Roodepoort Deep, Limited is appointed as the agent of the company to sell gold on its behalf.

We hereby indemnify Rand Refinery Limited against any claims for loss or damages which may be instituted by Witwatersrand Refinery (Pty) Ltd by virtue of the terms and conditions of the refining agreement entered into between the aforesaid parties on 20 November 2000.

Yours faithfully


DIRECTOR


BLYVOORUITZICHT GOLD MINING COMPANY LIMITED